CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF
ONSOURCE CORPORATION

       Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware ("GCL"), the undersigned being the President and Secretary of OnSource Corporation (the "Company" or the "Corporation") hereby affirm and certify that the following Amendment to the Certificate of Incorporation of the Company has been approved by action of the Board of Directors and the shareholders of the Company in accordance with the provisions of Sections 141(f) and 228, respectively, of the GCL and have been duly adopted in accordance with the provisions of Section 242 of the GCL, and that the following Amendment is in full force and effect.

Section 1 of Article IV of the Company's Certificate of Incorporation is hereby amended in its entirety to provide as follows:

       Section 1. The total number of shares of capital stock which the Corporation shall have authority to issue is twenty-five million (25,000,000) shares of common stock having a par value of $.0001 each, and five million (5,000,000) shares of preferred stock having a par value of $.0001 each. All or any part of the capital stock may be issued by the Corporation from time to time and for such consideration and on such terms as may be determined and fixed by the Board of Directors, without action of the stockholders, as provided by law, unless the Board of Directors deems it advisable to obtain the advice of the stockholders. Said stock may be issued for money, property, services or other lawful considerations, and when issued shall be issued as fully paid and non-assessable. The private property of stock holders shall not be liable for Corporation debts.

       IN WITNESS WHEREOF, said ONSOURCE CORPORATION has caused this Certificate of Amendment to Certificate of Incorporation to be duly executed by its President and attested by its Secretary, this _____ day of _______________, 2003.
ONSOURCE CORPORATION
ATTEST:
________________________________ Clifford L. Neuman, Secretary	By:__________________________ Frank L. Jennings, President